UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 25, 2006 (May 21, 2006)

DYNEGY INC.

DYNEGY HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
Delaware	0-29311	94-3248415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5800, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 507-6400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 21, 2006, Dynegy Inc. (“Dynegy”) entered into a purchase agreement with Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC (“Duke Energy”) pursuant to which a subsidiary of Dynegy and Dynegy Holdings Inc. will sell its Rockingham power generation facility to Duke Energy for $195 million in cash (the “Rockingham Sale Agreement”). The Rockingham Sale Agreement contains customary representations and warranties on the part of Dynegy and Duke Energy as well as customary indemnification provisions. The consummation of the Rockingham Sale Agreement is subject to the expiration or termination of the Hart-Scott-Rodino waiting period, approval by the Federal Energy Regulatory Commission and the North Carolina Utilities Commission and customary closing conditions. The Rockingham Sale Agreement is expected to close in the fourth quarter of 2006. A copy of the Rockingham Sale Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On May 22, 2006, Dynegy entered into a preferred stock redemption agreement (the “Redemption Agreement”) with Chevron U.S.A. Inc., a wholly-owned subsidiary of Chevron Corporation (“CUSA”), pursuant to which Dynegy has agreed to purchase from CUSA all 8 million shares of its outstanding Series C convertible preferred stock for a cash purchase price of $400 million, plus accrued and unpaid dividends. The Redemption Agreement contains customary representations and warranties on the part of Dynegy and CUSA. The consummation of the Redemption Agreement is subject to customary closing conditions as well as the consummation of Dynegy’s pending public offering of its Class A common stock. The Redemption Agreement is expected to close on or about May 26, 2006. A copy of the Redemption Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

On May 23, 2006, Dynegy entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives for the underwriters (collectively, the “Underwriters”), in connection with Dynegy’s pending public offering of its Class A common stock. The Underwriting Agreement provides for, among other things, the sale by Dynegy of an aggregate 35 million shares of its Class A common stock to the Underwriters for, in turn, sale to the public. The offering price to the public is $4.60 per share. Pursuant to the Underwriting Agreement, the Underwriters have a 30-day option to purchase up to an additional 5,250,000 shares. Assuming no exercise of the Underwriters’ option to purchase additional shares, the net proceeds to Dynegy from the Underwriting Agreement, after payment of underwriting discounts and other expenses of the offering, will be approximately $153 million.

The Underwriting Agreement contains customary representations and warranties on Dynegy’s part. The Underwriting Agreement also contains customary indemnification and contribution provisions whereby Dynegy and the Underwriters have agreed to indemnify each other against certain liabilities. The Underwriting Agreement is expected to close on or about May 26, 2006. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which

Dynegy intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006.

Item 7.01	Regulation FD Disclosure.

On May 22, 2006, Dynegy issued a press release announcing, among other matters, the Rockingham Sale Agreement and the Redemption Agreement. A copy of this press release was filed as Exhibit 99.1 to the Current Report on Form 8-K of Dynegy and Dynegy Holdings Inc. filed with the Commission on May 22, 2006 and is incorporated herein by reference.

On May 23, 2006, Dynegy issued a press release announcing the pricing of its public offering of its Class A common stock. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in the press releases shall not be deemed to be incorporated by reference into the filings of Dynegy or Dynegy Holdings Inc. under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing. The press releases contain statements intended as “forward-looking statements,” which are subject to the cautionary statement about forward-looking statements set forth in such press releases.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP

10.1	Purchase Agreement, dated as of May 21, 2006, by and between Dynegy Inc. and Rockingham Power, L.L.C., as sellers, and Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC, as purchaser

10.2	Preferred Stock Redemption Agreement, dated as of May 22, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc.

99.1	Press release by Dynegy Inc., dated May 23, 2006, announcing the pricing of its public offering of its Class A common stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Date: May 25, 2006	By:	/s/ J. Kevin Blodgett
	Name:	J. Kevin Blodgett
	Title:	General Counsel, EVP, Administration & Secretary

DYNEGY HOLDINGS INC.
(Registrant)

Date: May 25, 2006	By:	/s/ J. Kevin Blodgett
	Name:	J. Kevin Blodgett
	Title:	General Counsel, EVP, Administration & Secretary

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Mayer, Brown, Rowe & Maw LLP

10.1	Purchase Agreement, dated as of May 21, 2006, by and between Dynegy Inc. and Rockingham Power, L.L.C., as sellers, and Duke Power Company LLC d/b/a Duke Energy Carolinas, LLC, as purchaser

10.2	Preferred Stock Redemption Agreement, dated as of May 22, 2006, by and between Dynegy Inc. and Chevron U.S.A. Inc.

99.1	Press release by Dynegy Inc., dated May 23, 2006, announcing the pricing of its public offering of its Class A common stock